Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of GH Research PLC of our report dated April 20, 2021, except for the effects of the share conversion and consolidation discussed in note 1 to the consolidated financial statements, as to which the date is March 28, 2022, relating to the financial statements, which appears in GH Research PLC's Annual Report on Form 20-F for the year ended December 31, 2022.

/s/ PricewaterhouseCoopers SA
Lausanne, Switzerland
March 9, 2023